Exhibit 10.1

TEMPORARY WAIVER OF BENEFITS

THIS Temporary Waiver of Benefits (“Waiver”) is made and entered into by S. Jeffrey Johnson, an individual currently residing in Tarrant County, Texas (“Executive”), and Cano Petroleum, Inc. (the “Company”) effective as of the 28th day of October, 2008 (the “Waiver Effective Date”).

WHEREAS, Executive and the “Company” entered into that certain Employment Agreement dated as of January 1, 2006 and as amended by First Amendment to Employment Agreement dated May 31, 2008 (collectively, the “Agreement”);

WHEREAS, Section 4(c) and (d) of the Agreement provides for additional compensation to Executive as follows:

(c)           Additional Compensation:  In addition to the base salary described in paragraph 4(a) above, Executive shall receive a vehicle allowance of not less than $850 per month.

(d)           Raises:  Executive shall receive increases in the base salary of at least 7% per year, which increased base salary shall become the base salary for purposes of this Agreement;

NOW THERFORE, for and in consideration of Executive’s employment with the Company, the benefits provided hereunder and the Employment Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Executive and the Company agree to the following changes to Section 4(c) and (d) of the Employment Agreement, beginning on the Waiver Effective Date and ending on June 30, 2009:

1.             Executive and the Company agree that Executive will waive and forego the applicable raise that he is otherwise entitled to receive pursuant to Section 4(d); and

2.             Executive and the Company agree that Executive will waive and forego the vehicle allowance that he is otherwise entitled to receive pursuant to Section 4(c).

Dated as of the effective date first written above.

EXECUTIVE

/s/ S. Jeffrey Johnson
S. Jeffrey Johnson

CANO PETROLEUM, INC.

/s/ Benjamin Daitch
Benjamin Daitch, Sr. Vice President & CFO